SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

           The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

 Name:  BGT Subsidiary Inc.

 Address of Principal Business Office (No. & Street, City, State, Zip Code):

        345 Park Avenue, New York, New York 10154

      Telephone Number (including area code): (212) 754-5560

 Name and address of agent for service of process:

                Ralph L. Schlosstein,
                345 Park Avenue
                New York, New York 10154

 With copies of Notices and Communications to:

                Richard T. Prins, Esq.
                Skadden, Arps, Slate, Meagher & Flom LLP
                919 Third Avenue
                New York, New York 10022

 Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form
 N-8A:  YES       NO  X

 Item 1.  Name.

        BGT Subsidiary Inc.

 Item 2 and 3.  State, Date and Form of Organization.

        The Registrant is a Maryland corporation incorporated under the laws of the State of Maryland on August __, 1998.

 Items 4 and 5.  Classification of Registrant.

        The Registrant is a closed-end diversified management company.

 Item 6.  Name and Address of Investment Advisor.

        The name and address of the Investment Advisor of the Registrant is:

                BlackRock Financial Management, Inc.
                345 Park Avenue
                New York, New York  10154

 Item 7.  Name and Address of Each Officer and Director of Registant.

 Andrew F. Brimmer                Director
                                  4400 MacArthur Blvd.,
                                  N.W. Suite 302
                                  Washington, D.C. 20007

 Richard E. Cavanagh              Director
                                  845 Third Avenue
                                  New York, NY  10022

 Kent Dixon                       Director
                                  9495 Blind Pass Road
                                  Unit #602
                                  St. Petersburg, FL  33706

 Frank J. Fabozzi                 Director
                                  858 Tower View Circle
                                  New Hope, PA  18938

 Laurence D. Fink                 Director and Chairman of the Board
                                  345 Park Avenue
                                  New York, New York  10154

 James Grosfeld                   Director
                                  20500 Civic Center Drive
                                  Suite 3000
                                  Southfield, MI  48076

 James Clayburn LaForce, Jr.      Director
                                  P.O. Box 1595
                                  Pauma Valley, CA  92061

 Walter F. Mondale                Director
                                  220 South Sixth Street
                                  Minneapolis, MN 55402

 Ralph L. Schlosstein             Director and President
                                  345 Park Avenue
                                  New York, New York  10154

 Scott Amero                      Vice President
                                  345 Park Avenue
                                  New York, New York  10154

 Keith T. Anderson                Vice President
                                  345 Park Avenue
                                  New York, New York  10154

 Michael C. Huebsch               Vice President
                                  345 Park Avenue
                                  New York, New York  10154

 Robert S. Kapito                 Vice President
                                  345 Park Avenue
                                  New York, New York  10154

 Kevin Klingert                   Vice President
                                  345 Park Avenue
                                  New York, New York  10154

 Henry Gabbay                     Treasurer
                                  345 Park Avenue
                                  New York, New York  10154

 James Kong                       Assistant Treasurer
                                  345 Park Avenue
                                  New York, New York  10154

 Karen H. Sabath                  Secretary
                                  345 Park Avenue
                                  New York, New York  10154

 Richard Shea, Esq.               Vice President/Tax
                                  345 Park Avenue
                                  New York, New York  10154

 Item  8.       Not applicable.

 Item 9.        (a)  No.
                (b)  Not applicable.
                (c)  No.
                (d)  No.
                (e)  Not applicable.

 Item 10.  Total Assets.

 The Registrant has no assets.

 Item 11.  Small Business Investment Company

 No.

 Item 12.  Periodic Report.    Not Applicable.



                                 SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York and State of New York on the 14th day of August, 1998.


                                   BGT SUBSIDIARY INC.


                                   By: /s/ Ralph L Schlosstein
                                      -------------------------
                                   Name:   Ralph L. Schlosstein
                                   Title:  President


 Attest: /s/ Karen H. Sabath
        --------------------
             Karen H. Sabath
             Secretary